EXHIBIT 99.1

65% Revenue Increase in Q1 Reported by Zanett -
$50 million 2004 EOY Run Rate Expected


NEW YORK--(BUSINESS WIRE)--May 24, 2004-- The management of Zanett Inc. (NASDAQ : ZANE - News), a leading IT solutions provider to Global 3000 companies and government agencies, today announces its financial results for the first quarter of 2004.

65% Increase in Q1 Revenue

The combination of growth by acquisition activities in the Commercial Solutions Segment (CSS) and organic growth in the Government Solutions Segment (GSS) resulted in an increase in net revenues for the three months ended March 31, 2004 of $2.2 million or 65%, to $5.6 million, versus $3.4 million for the same period in 2003. Included in the current first quarter were net revenues of approximately $1.6 million from Delta Communications Group, acquired in December 2003, and approximately $600,000 additional revenue from the inclusion of Paragon Dynamics for a full quarter in 2003, compared to only two months in the previous year's quarter.

IT Commonwealth Operations

The IT Commonwealth (TM) operating companies generated operating income of approximately $247,000 for the three months ended March 31, 2004, a decrease of 23 percent when compared to the same period of the previous year level of $319,000. This decline was in part attributable to the Company's decision to increase its allowance for a doubtful account by $82,000, due to the sudden deterioration of one client's financial condition. Earnings before interest, taxes, depreciation and amortization ("EBITDA") generated by the operating subsidiaries decreased by 10 percent to $321,000 for the current period versus $355,000 for the three months ended March 31, 2003.

Primarily as a result of increased acquisition activities and related corporate operating expenses in the first quarter 2004, the Company had an overall operating loss of $(385,000) versus an operating loss of $(126,000) for the three months ended March 31, 2003. Interest expense increased to $205,000 in the current quarter versus $182,000 for the same period in 2003, due to the increased debt assumed by the Company to fund acquisitions.

Net Income and $177K of New Cash Generated in Q1

The Company incurred a net loss of $(324,000) or $(0.01) per share compared to a net loss of $(304,000) or $(0.01) per share for the quarter ended March 31, 2003.

The Company generated approximately $177,000 of cash from operations in the quarter as compared to using approximately $(468,000) of cash in operations in Q1 2003. This increase was primarily due to better overall expense management resulting in a smaller loss in Q1 2004 relative to Q1 2003.

$50 Million Run Rate Expected by End of 2004

CEO David McCarthy commented, "Following the acquisition of INRANGE in April, Zanett now believes its forward 12-month run rate currently stands at approximately $35-$38 million in annual revenue. With an increase in the number of profitable businesses seeking membership to the IT Commonwealth (TM) and the expected acquisitions from this increase, I am optimistic that by the end of 2004, our forward 12-month run rate will be in excess of $50 million."

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") holding company that through its operating companies links the best in IT with the best in Customer Service through specialized IT services to Fortune 500 caliber companies and large Government agencies. Collectively, the operating companies are referred to as IT Commonwealth (TM) Members (the
"Commonwealth").

The Commonwealth model seeks to preserve the culture, management and business practices that contributed to the success of the acquired companies while leveraging cross-selling opportunities and achieving economies of scale. Although each Member Company continues to market its own services and individually manage its own client relationships post acquisition, each Member also becomes a source of leads to other Commonwealth Members. The Commonwealth Model encourages collaboration, knowledge-transfer, resource sharing and cross marketing among Commonwealth Members, while seeking to preserve their autonomy and operating strengths. To facilitate this collaborative process, regular meetings are attended by the heads of each Commonwealth Member and corporate management. The Commonwealth's overarching mission is to offer solutions that meet or exceed client expectations, are delivered on time and within budget, and achieve superior results. Zanett; The Common Thread in Complex IT Services.

Members can also avail themselves of centralized corporate services, such as: legal support; financial and accounting assistance; human resource management support; and data network management and maintenance. By centralizing these functions, Members can focus on their core skill sets and seek to achieve the highest possible standards of service quality.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, future events or Zanett, Inc.'s future financial performance. In some cases, forward-looking statements can be identified by terminology including, but not limited to, "may," "will," "could", "should," "expects," "plans," "anticipates" "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements include, but are not limited to, statements regarding: the expected benefits of the Company's acquisitions such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined companies. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In evaluating these statements, various factors should be considered, including the risk that Zanett, Inc.'s, and its operating subsidiaries' businesses will not be coordinated and integrated successfully, and disruptions from acquisitions will make it more difficult to maintain relationships with clients, lenders, employees, suppliers or other constituents. For a discussion of additional factors that could cause Zanett, Inc.'s results to differ materially from those described in the forward-looking statements, please refer to Zanett, Inc.'s filings with the Securities and Exchange Commission, including, but not limited to, the sections titled "Special Note Regarding Forward-Looking Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in Zanett, Inc.'s 2003 Annual Report on Form 10-KSB.

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Contact: Zanett, Inc., New York
     Claudio Guazzoni or David McCarthy
     212/980-4600, corprelations@zanett.com
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